Exhibit 99.1

WASTE CONNECTIONS, INC.
COMPENSATION RECOUPMENT POLICY

Introduction

The Board of Directors (the “Board”) of Waste Connections, Inc., an Ontario corporation (the “Company”), is dedicated to maintaining and enhancing a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”), and which is intended to comply with Section 954 of the Dodd-Frank Act.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the New York Stock Exchange, and such other employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”). For purposes of this Policy, an executive officer means an executive officer as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Incentive Compensation Covered By the Policy

For purposes of this Policy, “Incentive Compensation” means any compensation earned, granted or vested, in whole or in part, by a Covered Employee upon the attainment of the following measures: (i) any financial reporting measures which are based on accounting principles using the Company’s financial statements, and any measures derived from these measures; or (ii) Company total shareholder return (“TSR”) (each measured referred to as a “Financial Goal”). For avoidance of doubt, salary, discretionary cash bonuses, stock options and restricted shares (both of which were not granted or earned based on Financial Goals) and which vest over time, and awards that are based purely on non-Financial Goals are not subject to this Policy.

Accounting Restatement Triggering Event

For purposes of this Policy, a “Restatement” means an accounting restatement that the Company is required to prepare due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. For the avoidance of doubt, an accounting restatement that occurs as a result of a change in accounting principles shall not be deemed a Restatement.

Recoupment Period Covered and Amount

If a Restatement occurs, the Board shall review all Incentive Compensation paid to Covered Executives on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. With respect to each Covered Executive, the Board shall seek to require the forfeiture or repayment of the Incentive Compensation, whether vested or unvested and including gains on equity, during the three completed fiscal years preceding the date on which the Company is required to prepare the Restatement, that is in excess of what would have been awarded to, vested and/or paid to the Covered Executive under the Restatement, either (1) if the Covered Executive engaged in fraud or intentional misconduct which materially contributed to the need for the Restatement, or (2) to the extent required by Applicable Rules (defined below) adopted prior to or after the granting of the applicable Incentive Compensation.

For purposes of this Policy, compensation shall be deemed to have been received in the fiscal period in which the financial reporting measure is attained, even if the compensation is not actually paid until a later date and the compensation is subject to additional service-based or nonFinancial Goal based vesting conditions after the period ends. The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated data in the financial statements contained in the Restatement. If the Financial Goals were tied to TSR, the Board shall make a reasonable estimate as to the impact of the Restatement on the TSR, and its resulting impact on Incentive Compensation that would have been paid.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation:

(a)	requiring reimbursement of cash incentive compensation previously paid;

(b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

(c)	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)	cancelling outstanding vested or unvested equity awards; and/or

(e)	taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation, nor shall the Company provide any insurance protection against the same.

Interpretation and Limitations

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares are listed (the “Applicable Rules”). The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, provided, however, that this Policy must be enforced if triggered, except to the extent: (i) recoupment would violate foreign home country laws, or (ii) after attempting to recoup under the Policy, the Board determines that the cost of pursuing recoupment exceeds the recoverable amount.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive Compensation that is approved, granted, awarded or paid out to Covered Executives for financial reporting measures attained in a fiscal year beginning on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.